Exhibit 4.1

Schlumberger Investment SA

Schlumberger Limited

Officers’ Certificate Delivered Pursuant to

Sections 2.2, 2.3 and 10.3 of the Base Indenture Dated as of December 3, 2013

August 11, 2020

The undersigned, an Officer of Schlumberger Investment SA (the “Company”) and an Officer of Schlumberger Limited (the “Guarantor”), each hereby certifies, in his or her capacity as an Officer of the Company or the Guarantor, as applicable, that:

Pursuant to Sections 2.2, 2.3 and 10.3 of the Base Indenture, dated as of December 3, 2013 (the “Base Indenture”), by and among the Company, the Guarantor and The Bank of New York Mellon (the “Trustee”), as supplemented by the Second Supplemental Indenture, dated as of June 26, 2020 (the “Second Supplemental Indenture”), by and among the Company, the Guarantor and the Trustee, the undersigned has read the relevant provisions of the Base Indenture (including Sections 2.2 and 2.3, Article IX, and Sections 10.3 and 10.4) and the Second Supplemental Indenture and the definitions of the defined terms used therein relating to the authentication and delivery by the Trustee of $350,000,000 aggregate principal amount of the Company’s 2.650% Senior Notes due June 26, 2030 (the “Additional Notes”). The Base Indenture as supplemented and amended by the Second Supplemental Indenture and as further supplemented and amended by this Officers’ Certificate is referred to herein as the “Indenture.”

The Additional Notes constitute notes of the same series as the 2.650% Senior Notes due June 26, 2030 that the Company originally issued on June 26, 2020 (the “Initial Notes”) and have the same forms and terms (other than the date of issuance and the initial offering price), and will carry the same right to receive accrued and unpaid interest, as the Initial Notes currently outstanding. The Additional Notes and the Initial Notes constitute a single series of securities under the Base Indenture and the Second Supplemental Indenture, including for purposes of voting and redemptions, and all references to the “Notes” in the Second Supplemental Indenture shall include the Initial Notes and the Additional Notes, unless the context otherwise requires. Upon authentication and delivery of the Additional Notes, there will be $1,250,000,000 aggregate principal amount of the Company’s 2.650% Senior Notes due June 26, 2030 outstanding.

The terms of the Additional Notes (including the form of Note attached hereto as Exhibit A) shall be as set forth in the Second Supplemental Indenture and this Officers’ Certificate, which terms have been established in accordance with resolutions duly adopted by the Board of Directors of the Company on August 3, 2020 (a copy of such resolutions being attached hereto as Exhibit B).

The statements made herein are based either upon the personal knowledge of the persons executing this Officers’ Certificate or on information, data and reports furnished to such persons by the officers, counsel, department heads or employees of the Company or the Guarantor, as applicable, who have knowledge of the facts involved.

Each of the undersigned certifies that he or she has examined the global certificate representing the Additional Notes, the Company Order dated August 11, 2020 (the “Order”), the Second Supplemental Indenture, and the Base Indenture, and the undersigned has examined the covenants, conditions and provisions of the Base Indenture and the Second Supplemental Indenture relating to the covenants, conditions and provisions of the Base Indenture and the Second Supplemental Indenture relating to the authentication of the Additional Notes.

In the opinion of the undersigned, the undersigned has made such examination or investigation as is necessary to enable the undersigned to express an informed opinion as to whether or not all conditions provided for in the Base Indenture and the Second Supplemental Indenture with respect to the authentication of the Additional Notes has been complied with.

In the opinion of the undersigned, all conditions precedent provided in the Base Indenture and the Second Supplemental Indenture to the authentication by the Trustee of $350,000,000 aggregate principal amount of Additional Notes have been complied with, and such Additional Notes may be authenticated and delivered in accordance with the Order as provided in the Indenture.

Pursuant to Section 2.2 of the Base Indenture and Section 1.2(2) of the Second Supplemental Indenture, the terms of the Additional Notes shall be as follows:

(a) The Additional Notes shall be part of the Series of Securities under the Base Indenture having the title “2.650% Senior Notes due 2030.”

(b) The aggregate principal amount of the Additional Notes that may be issued pursuant to this certificate shall be $350,000,000.

(c) The entire outstanding principal of the Additional Notes shall be payable on June 26, 2030.

(d) The rate at which the Additional Notes shall bear interest shall be 2.650% per year. The date from which interest shall accrue on the Additional Notes shall be June 26, 2020, or the most recent Interest Payment Date to which interest has been paid or provided for. The Interest Payment Dates for each of the Additional Notes shall be June 26 and December 26 of each year, beginning December 26, 2020. Interest shall be payable on each Interest Payment Date to the Holders of record at the close of business on the June 11 and December 11 prior to each Interest Payment Date (whether or not a Business Day). The basis upon which interest shall be calculated shall be that of a 360-day year consisting of twelve 30-day months.

(e) The Additional Notes shall be issuable in whole in the form of one or more registered Global Notes, and the Depositary for such Global Notes shall be DTC. The Additional Notes shall be substantially in the form attached hereto as Exhibit A, the terms of which are herein incorporated by reference. The Additional Notes shall be denominated and payable in Dollars and shall be issuable in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof.

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(f) The Additional Notes may be redeemed at the option of the Company or the Guarantor prior to the Maturity date, as provided in Article III of the Base Indenture, as amended by the Second Supplemental Indenture and as further amended by this Officers’ Certificate, and under the caption “Optional Redemption” in the Additional Notes.

(g) The Additional Notes will not have the benefit of any sinking fund.

(h) Except as provided in Sections 1.3 and 1.5 of the Second Supplemental Indenture, the Holders of the Additional Notes shall have no special rights in addition to those provided in the Base Indenture upon the occurrence of any particular events.

(i) The Additional Notes will be senior unsecured obligations of the Company and will rank equally and ratably in right of payment to all of the Company’s other unsecured indebtedness.

(j) The Additional Notes are not convertible into shares of common stock or other securities of the Company.

(k) The restrictive covenants set forth in Article IV of the Base Indenture shall be applicable to the Additional Notes.

(l) The Additional Notes shall be issued as Unrestricted Securities.

(m) The other terms and conditions of the Additional Notes shall be as set forth in the Base Indenture and Second Supplemental Indenture.

Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Base Indenture and Second Supplemental Indenture. To the extent a defined term is defined in this Officers’ Certificate and in the Base Indenture and Second Supplemental Indenture, the definition in this Officers’ Certificate shall govern with respect to the Additional Notes.

[Signature page to follow]

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IN WITNESS WHEREOF, the undersigned have executed this Officers’ Certificate as of the date first written above.

Schlumberger Investment SA

/s/ Brian Halcrow
Name:	Brian Halcrow
Title:	Class A Director

Schlumberger Limited

/s/ Claudia Jaramillo
Name:	Claudia Jaramillo
Title:	Vice President and Treasurer

[Signature Page to Officers’ Certificate pursuant to Base Indenture]

EXHIBIT A

FORM OF 2.650% SENIOR NOTES DUE 2030

[Insert the Global Note Legend]

2.650% SENIOR NOTES DUE 2030

No. [ ]	$[ ]
CUSIP: 806854 AJ4
ISIN: US806854AJ48

SCHLUMBERGER INVESTMENT SA

promises to pay to Cede & Co., or registered assigns, the principal sum of [        ] Dollars on June 26, 2030 (as modified by the Schedule of Increases and Decreases in the Global Note attached hereto).

Interest Payment Dates: June 26 and December 26

Record Dates: June 11 and December 11 (whether or not a Business Day)

Each holder of this Note (as defined below), by accepting the same, agrees to and shall be bound by the provisions hereof and of the Indenture described herein, and authorizes and directs the Trustee described herein on such holder’s behalf to be bound by such provisions. Each holder of this Note hereby waives all notice of the acceptance of the provisions contained herein and in the Indenture and waives reliance by such holder upon said provisions.

This Note shall not be entitled to any benefit under the Indenture, or be valid or become obligatory for any purpose, until the Certificate of Authentication hereon shall have been signed by or on behalf of the Trustee. The provisions of this Note are continued on the reverse side hereof, and such continued provisions shall for all purposes have the same effect as though fully set forth at this place.

IN WITNESS WHEREOF, the Company has caused this instrument to be signed in accordance with the Indenture.

Date: [                    ]

SCHLUMBERGER INVESTMENT SA

By:
Name:
Title:

CERTIFICATE OF AUTHENTICATION

This is one of the 2.650% Senior Notes due 2030 issued by Schlumberger Investment SA of the Series designated therein referred to in the within-mentioned Indenture.

Date: [                    ]

THE BANK OF NEW YORK MELLON
as Trustee

By:
Authorized Signatory

Schlumberger Investment SA

2.650% Senior Notes due 2030

This note is one of a duly authorized Series of debt securities of Schlumberger Investment SA, a public limited liability company (société anonyme) organized under the laws of the Grand Duchy of Luxembourg having its registered address at 42-44 Avenue de la Gare, L-1610 Luxembourg and registered with the Luxembourg Register of Commerce and Companies under number B 163.122 (the “Company”), issued or to be issued in one or more Series under and pursuant to an Indenture for the Company’s debentures, notes or other debt instruments evidencing its indebtedness, dated as of December 3, 2013 (the “Base Indenture”), duly executed and delivered by and among the Company, Schlumberger Limited, a corporation with limited liability governed by the laws of Curaçao (the “Guarantor”) and The Bank of New York Mellon as trustee (the “Trustee”), registrar, paying agent and transfer agent, as supplemented and amended by the Second Supplemental Indenture, dated as of June 26, 2020 (the “Second Supplemental Indenture”), by and among the Company, the Guarantor and the Trustee and as further supplemented and amended by the Officers’ Certificate dated as of August 11, 2020 (the “Officers’ Certificate”). The Base Indenture as supplemented and amended by the Second Supplemental Indenture and the Officers’ Certificate is referred to herein as the “Indenture”. By the terms of the Base Indenture, the debt securities issuable thereunder are issuable in Series that may vary as to amount, date of maturity, rate of interest and in other respects as provided in the Base Indenture. This note is one of the Series designated on the face hereof (individually, a “Note,” and collectively, the “Notes”), and reference is hereby made to the Indenture for a description of the rights, limitations of rights, obligations, duties and immunities of the Trustee, the Company and the Holders of the Notes (the “Holders”). Capitalized terms used herein and not otherwise defined shall have the meanings given them in the Indenture.

1. Interest. The rate at which the Notes shall bear interest shall be 2.650% per year. The date from which interest shall accrue on the Notes shall be June 26, 2020, or the most recent Interest Payment Date to which interest has been paid or provided for. The Interest Payment Dates for the Notes shall be June 26 and December 26 of each year, beginning December 26, 2020. Interest shall be payable on each Interest Payment Date to the Holders of record at the close of business on the June 11 and December 11 prior to each Interest Payment Date (whether or not a Business Day). The basis upon which interest shall be calculated shall be that of a 360-day year consisting of twelve 30-day months.

2. Method of Payment. The Company will pay interest on the Notes (except defaulted interest), if any, to the persons in whose name such Notes are registered at the close of business on the regular record date referred to on the facing page of this Note for such interest payment. In the event that the Notes or a portion thereof are called for redemption and the Redemption Date is subsequent to a regular record date with respect to any Interest Payment Date and prior to such Interest Payment Date, interest on such Notes will be paid upon presentation and surrender of such Notes as provided in the Indenture. The principal of and the interest on the Notes shall be payable in Dollars, at the office of the Paying Agent maintained for that purpose in accordance with the Indenture, or at the Company’s option, by check mailed to the address of the registered Holder or, with respect to any Global Note or upon application by the Holder of a Certificated Note to the specified office of any Paying Agent not less than 15 days before the due date of any payment, by wire transfer to a U.S. dollar account.

3. Registrar, Paying Agent, and Transfer Agent. Initially, The Bank of New York Mellon will act as Registrar; the initial Paying Agent will be The Bank of New York Mellon, in New York; the initial Transfer Agent will be The Bank of New York Mellon, in New York. The Company may change or appoint any Registrar, Paying Agent or Transfer Agent without notice to any Holder.

4. Indenture. The Notes are senior unsecured obligations of the Company and constitute the Series designated on the face hereof as the “2.650 Senior Notes due 2030”. The Company will furnish to any Holders upon written request and without charge a copy of the Base Indenture, the Second Supplemental Indenture and the Officers’ Certificate. Requests may be made to: Schlumberger Limited, 5599 San Felipe Street, 17th Floor, Houston, Texas 77057 Attention: Vice President and Treasurer.

5. Optional Redemption. At the Company’s option, the Notes may be redeemed or purchased, in each case, in whole or in part at any time or from time to time prior to the Stated Maturity of the Notes, as provided in Article III of the Base Indenture (as amended by the Second Supplemental Indenture), Section 1.2 of the Second Supplemental Indenture and in this Section 5.

Prior to March 26, 2030 (three months prior to their Maturity date), the Notes may be redeemed in whole at any time or in part from time to time, at the Company’s option, at a redemption price equal to the greater of:

(a) 100% of the principal amount of such Notes then outstanding, and

(b) the sum of the present values of the remaining scheduled payments of principal and interest on such Notes to be redeemed that would have been payable in respect of such Notes calculated as if the Maturity date of such Notes was March 26, 2030 (three months prior to their Maturity date) (not including any portion of such payments of interest accrued to the date of redemption) discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable treasury rate plus 30 basis points, plus accrued and unpaid interest on the principal amount being redeemed to (but not including) the redemption date.

“treasury rate” means, with respect to any redemption date:

(a) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designed “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the comparable treasury issue (if no maturity is within three months before or after the remaining life (as defined below), yields for the two published maturities most closely corresponding to the comparable treasury issue will be determined and the treasury rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month), or

(b) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the comparable treasury issue, calculated using a price for the comparable treasury issue (expressed as a percentage of its principal amount) equal to the comparable treasury price for such redemption date.

The treasury rate will be calculated on the third Business Day preceding the redemption date.

Notwithstanding the foregoing, commencing on March 26, 2030 (three months prior to their Maturity date), the Notes are redeemable at the Company’s option, in whole at any time or in part from time to time, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus in each case accrued and unpaid interest on the principal amount being redeemed to (but not including) the redemption date.

“comparable treasury issue” means the U.S. Treasury security selected by an independent investment banker as having an actual or interpolated maturity comparable to the remaining term (“remaining life”) of the Notes to be redeemed (assuming that such Notes to be redeemed matured on March 26, 2030) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes (assuming that such Notes matured on March 26, 2030).

“comparable treasury price” means (1) the average of four reference treasury dealer quotations for such redemption date, after excluding the highest and lowest reference treasury dealer quotations, or (2) if the independent investment banker obtains fewer than four such reference treasury dealer quotations, the average of all such quotations.

“independent investment banker” means Citigroup Global Markets Inc., HSBC Securities (USA) Inc., J.P. Morgan Securities LLC or SG Americas Securities, LLC, or, if these firms are unwilling or unable to select the comparable treasury issue, an independent investment banking institution of national standing appointed by the Company.

“reference treasury dealer” means (1) Citigroup Global Markets Inc., HSBC Securities (USA) Inc., J.P. Morgan Securities LLC or SG Americas Securities, LLC and their respective successors, provided, however, that if any of the foregoing shall cease to be a primary U.S. government securities dealer in New York City (a “primary treasury dealer”), the Company will substitute therefor another primary treasury dealer, and (2) any other primary treasury dealer selected by the independent investment banker after consultation with the Company.

“reference treasury dealer quotations” means, with respect to each reference treasury dealer and any redemption date, the average, as determined by the independent investment banker, of the bid and asked prices for the comparable treasury issue (express in each case as a percentage of its principal amount) quoted in writing to the independent investment banker at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

For the avoidance of doubt, the Trustee shall have no obligation to determine or calculate any rate, price or amount in respect of any optional redemption under the Indenture.

The Notes will not have the benefit of any sinking fund.

6. Denominations, Transfer, Exchange. The Notes are in registered form in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Company need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the next succeeding Interest Payment Date.

7. Persons Deemed Owners. The registered Holder of a Note may be treated as the owner of it for all purposes. Only registered Holders have rights under the Indenture.

8. Repayment to the Company. The Trustee and the Paying Agent shall promptly pay to the Company upon written request any excess money or Government Obligations (or proceeds therefrom) held by them at any time upon the written request of the Company.

Subject to the requirements of any applicable abandoned property laws, the Trustee and the Paying Agent shall pay to the Company upon written request any money held by them for the payment of principal, premium (if any), interest or any Additional Amounts that remains unclaimed for two years after the date upon which such payment shall have become due. After payment to the Company, Holders entitled to the money must look to the Company for payment as general creditors unless an applicable abandoned property law designates another Person, and all liability of the Trustee and the Paying Agent with respect to such money shall cease.

9. Amendment, Supplements and Waivers. Without the consent of any Holder of Notes, the Company, the Guarantor and the Trustee may amend or supplement the Indenture, the Notes or the Note Guarantee in certain circumstances, including: (a) to cure any ambiguity, omission, defect or inconsistency; (b) to provide for the assumption of the Company’s obligations under the Indenture and the Notes or the Guarantor’s obligations under the Note Guarantee by a successor upon any merger, consolidation or asset transfer or to provide for the assumption of the Company’s obligations under the Indenture and the Notes by a Subsidiary of the Guarantor in accordance with Section 5.2 of the Base Indenture; (c) to provide for uncertificated Notes in addition to or in place of Certificated Notes; (d) to provide any security for or guarantees of the Notes or for the addition of an additional obligor on the Notes; (e) to comply with any requirement to effect or maintain the qualification of the Indenture under the TIA; (f) to add covenants that would benefit the Holders of the outstanding Notes or to surrender any rights the Company has under the Indenture; (g) to change or eliminate any of the provisions of the Indenture, provided that any such change or elimination shall not become effective with respect to any outstanding Notes created prior to the execution of such supplemental indenture which is entitled to the benefit of such provision; (h) to provide for the issuance of and establish forms and terms and conditions of a new series of debt securities; (i) to issue additional Notes, provided that such additional Notes have the same terms as, and shall be deemed part of the same series as, the Notes to the extent required under the Indenture; (j) to evidence and provide for the acceptance of appointment by a successor trustee with respect to the Notes and to add to or change any of the provisions of the Indenture as shall be necessary to provide for or facilitate the administration of the trust by more than one trustee; (k) to add additional Events of Default with respect to Notes; and (l) to make any change that does not adversely affect any of its outstanding Notes in any material respect. The Holders of a majority in principal amount of the outstanding Notes issued by the Company may waive any existing or past Default or Event of Default with respect to those Notes. Notwithstanding the foregoing, those Holders may not, however, waive any Default or Event of Default in any payment on any Note.

The Indenture or the Notes or the Note Guarantee may be amended or supplemented, and waivers may be obtained, with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, Additional Notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, such Notes), and any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium on, if any, interest or Additional Amounts, if any, on, such Notes, except a payment Default resulting from an acceleration that has been rescinded) or compliance with any provision of the Indenture or the Notes or the Note Guarantee may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, Additional Notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, such Notes).

10. Defaults and Remedies. If an Event of Default for the Company’s Notes occurs and is continuing (other than an Event of Default referred to in Section 6.1(f) or (g) of the Base Indenture), the Trustee or the Holders of at least 25% in principal amount of the outstanding Notes may require the Company to pay immediately the principal amount plus accrued and unpaid interest on such Notes. If an Event of Default referred to in Section 6.l(f) or (g) of the Base Indenture occurs with respect to the Company (or with respect to the Guarantor), the principal amount plus accrued and unpaid interest on the Company’s Notes will become immediately due and payable without any action on the part of the Trustee or any Holder.

11. Trustee May Hold Notes. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or any of its Affiliates with the same rights it would have if it were not Trustee. Any Agent may do the same with like rights and duties. However, the Trustee is subject to Sections 7.10 and 7.11 of the Base Indenture.

12. No Personal Liability of Directors, Officers, Employees and Certain Others. No director, officer, employee, incorporator or similar founder, stockholder or member of the Company or the Guarantor, as such, will have any liability for or any obligations of the Company or the Guarantor under the Indenture or the Notes, or the Note Guarantee or for any claim based on, in respect of or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

13. Discharge of Indenture. The Indenture contains certain provisions pertaining to discharge and defeasance, which provisions shall for all purposes have the same effect as if set forth herein.

14. Authentication. This Note shall not be valid until the Trustee signs, by manual, facsimile or other electronic signature, the certificate of authentication attached to the other side of this Note.

15. Additional Amounts. The Company is obligated to pay Additional Amounts on this Note to the extent provided in the Indenture.

16. Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM(= tenants in common), TEN ENT(= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

Governing Law. THE INDENTURE, THIS NOTE AND THE NOTE GUARANTEE, INCLUDING ANY CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THE INDENTURE, THE NOTES OR THE NOTE

GUARANTEE, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

THE APPLICATION OF THE PROVISIONS OF THE ARTICLES 470-1 TO 470-19 (INCLUSIVE) OF THE LUXEMBOURG LAW OF 10 AUGUST 1915 ON COMMERCIAL COMPANIES, AS AMENDED, IS HEREBY EXPRESSLY EXCLUDED.

ASSIGNMENT FORM

To assign this Note, fill in the form below: (I) or (we) assign and transfer this Note to:

(Insert assignee’s legal name)

(Insert assignee’s soc. Sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint                                                                                                                                                                                                                     agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee:
(Signature must be guaranteed by a participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee))

SCHEDULE OF INCREASES AND DECREASES IN THE GLOBAL NOTE

The following increases and decreases in this Global Note have been made:

Date of Increase or Decrease	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized officer of Registrar